Exhibit 12(a)

                           UNISOURE ENERGY CORPORATION
                Computation of Ratio of Earnings to Fixed Charges



                                           6 Months      12 Months |                 12 Months Ended
                                            Ended          Ended   |
                                       ---------------------------------------------------------------------------
                                            Jun. 30        Jun. 30 |   Dec. 31, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                                             2005            2005  |     2004     2003     2002     2001    2000
------------------------------------------------------------------------------------------------------------------
                                                                   |             - Thousands of Dollars -
FIXED CHARGES:                                                     |
  Interest on Long-Term Debt                $ 40,096      $ 79,753 | $ 82,807 $ 80,844 $ 65,620  $ 68,678 $ 75,076
  Other Interest (1)                           1,503         2,852 |    2,098    3,709    2,123     1,287      219
  Interest on Capital Lease Obligations       39,147        84,949 |   85,912   84,080   87,801    90,559   92,869
------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                           80,746       167,554 |  170,817  168,633  155,544   160,524  168,164
                                                                   |
NET INCOME                                     5,685        32,382 |   45,919  113,941   34,928    63,839   43,484
                                                                   |
LESS:                                                              |
   Extraordinary Income & Accounting Change -                      |
       Net of Tax                                  -             - |        -   67,471        -       470        -
------------------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS          5,685        32,382 |   45,919   46,470   34,928    63,369   43,484
                                                                   |
ADD (DEDUCT):                                                      |
  (Income) Losses from Equity Investees          730          (172)|   (7,121)   3,051    3,047    10,748    3,335
  Income Taxes                                 5,652        22,037 |   33,946   12,082   17,962    49,109   16,199
  Total Fixed Charges                         80,746       167,554 |  170,817  168,633  155,544   160,524  168,164
------------------------------------------------------------------------------------------------------------------
                                                                   |
TOTAL EARNINGS BEFORE TAXES                                        |
AND FIXED CHARGES                           $ 92,813     $ 221,801 | $243,561 $230,236 $211,481  $283,750 $ 231,182
==================================================================================================================
                                                                   |
                                                                   |
RATIO OF EARNINGS TO FIXED CHARGES             1.149         1.324 |    1.426    1.365    1.360     1.768    1.375


(1) Excludes recognition of Allowance for Borrowed Funds Used During
Construction.